                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                              KELLY SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              KELLY SERVICES, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             [KELLY SERVICES LOGO]

                                                                  April 13, 2001

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Kelly Services, Inc., which will be held at 11:00 a.m., Eastern Daylight Time, Monday, May 14, 2001, in the Auditorium located on the First Floor of the Kelly Services Headquarters Building, 999 West Big Beaver Road, Troy, Michigan.

     Matters scheduled for consideration at this Meeting are the election of one Director and ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company for 2001.

     The Meeting will also provide an opportunity to review with you the business of the Company during 2000 and give you an opportunity to meet your directors and officers.

     Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

     We look forward to seeing you at the Meeting.

                                          Sincerely,

                                          TERENCE E. ADDERLEY
                                          Chairman, President and
                                          Chief Executive Officer

                             [KELLY SERVICES LOGO]

                              KELLY SERVICES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Kelly Services, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of Kelly Services, Inc., a Delaware corporation, will be held at the offices of the Company, 999 West Big Beaver Road, Troy, Michigan 48084-4782, on May 14, 2001 at 11 o'clock in the forenoon, Eastern Daylight Time, for the following purposes:

     1. To elect one Director as set forth in the accompanying Proxy Statement.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.

     3. To transact any other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     Only holders of the Company's Class B common stock of record at the close of business on March 26, 2001 will be entitled to notice of and to vote at the Meeting.

     TO ENSURE A QUORUM, IT IS IMPORTANT THAT YOUR PROXY BE MAILED PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE.

                                          By Order of the Board of Directors
April 13, 2001

999 West Big Beaver Road
Troy, Michigan 48084-4782
                                                         GEORGE M. REARDON
                                                         Secretary

                              KELLY SERVICES, INC.
                            999 WEST BIG BEAVER ROAD
                           TROY, MICHIGAN 48084-4782

                                                                  April 13, 2001

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF STOCKHOLDERS

     This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kelly Services, Inc. (hereinafter called the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company in Troy, Michigan on May 14, 2001 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and enclosed form of proxy are first being sent to stockholders of the Company is April 13, 2001. If the enclosed form of proxy is executed and returned by the stockholder, it may nevertheless be revoked by the person giving it by written notice of revocation to the Secretary of the Company, by submitting a later dated proxy or appearing in person at the Meeting any time prior to the exercise of the powers conferred thereby.

     If a proxy in the accompanying form is properly executed, returned to the Company and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the election of one Director, designated Proposal 1 on the proxy, FOR the proposal to ratify the selection of independent accountants, designated Proposal 2 on the proxy, and on any other matters that properly come before the Annual Meeting in the manner as set forth on the proxy. Abstentions (but not broker non-votes) are counted for purposes of determining a quorum. However, abstentions and broker non-votes are not counted as votes cast in the tabulation of votes on any matter submitted to stockholders.

     Stockholders on the record date will be entitled to one vote for each share held.

     At the close of business on March 26, 2001, the number of issued and outstanding voting securities (exclusive of treasury shares) was 3,494,309 shares of the Class B common stock, having a par value of $1.00. Class B common stock is the only class of the Company's securities with voting rights.

     The cost of soliciting proxies shall be borne by the Company. The solicitation of proxies will be made primarily by mail. However, the Company has retained the firm of Corporate Investor Communications, Inc., proxy solicitation specialists, to solicit proxies on its behalf at an anticipated cost of $3,500 plus out-of-pocket expenses. The Company may also make arrangements with brokerage houses, custodians, banks, nominees, and fiduciaries to forward solicitation material to beneficial owners of stock held of record by them and to obtain authorization to execute proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

                        SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of the common stock.

     Set forth in the following table are the beneficial holdings on March 1, 2001, on the basis described above, of each person known by the Company to own beneficially more than five percent of the Class B common stock:

                                                                     Number of Shares         Percent
                    Name and Address of                               and Nature of              of
                     Beneficial Owners                          Beneficial Ownership(a)(b)    Class(b)
                    -------------------                         --------------------------    --------
T. E. Adderley..............................................           3,214,566(c)(d)          92.0
  999 W. Big Beaver Road
  Troy, Michigan 48084
Bank One Corporation........................................           2,382,709(e)             68.2
  One First National Plaza
  Chicago, Illinois 60670

(a) Nature of beneficial ownership of securities is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless indicated by footnote.

(b) Because Securities and Exchange Commission attribution rules require stock held in trust to be treated as beneficially held by each co-trustee sharing voting power for the stock, the numbers of shares and percentages shown total more than one hundred percent of the class.

(c) Includes 952,100 shares directly held; 2,189,840 shares in the William R. Kelly Trust of which he is a co-trustee and has sole investment power and has shared voting power with Bank One Corporation, the other co-trustee; 71,825 shares in an irrevocable trust, of which he is beneficiary; 625 shares held in five separate trusts of which he is co-trustee with sole or shared voting and investment power, in which he has no equity interest; and 176 shares owned by Mr. Adderley's wife, in which he disclaims beneficial interest.

(d) Because of the shares in the William R. Kelly Trust of which he is a co-trustee with Bank One Corporation and his own substantial stockholdings, Mr. Adderley may be deemed to be a "control person" of the Company under applicable regulations of the Securities and Exchange Commission.

(e) Based upon a report filed by Bank One Corporation with the Securities and Exchange Commission on Schedule 13G and upon subsequent information received from Bank One Corporation upon which the Company relies for the information presented. The report indicates that the 2,382,709 shares of common stock held by Bank One Corporation are categorized as follows with respect to voting power and dispositive power: Voting Power: sole voting power 108,782; shared voting power 2,262,290; limited voting power 11,637; Dispositive
    Power: sole dispositive power 11,637; shared dispositive power 2,371,072.

     Set forth in the following table are the beneficial holdings of the Class A and Class B common stock on March 1, 2001, on the basis described above, of each director and all directors and officers as a group.

                                                    Class A Common Stock                Class B Common Stock
                                             ----------------------------------    -------------------------------
                                                Number of Shares        Percent      Number of Shares      Percent
                                                  and Nature of           of          and Nature of          of
                Directors                    Beneficial Ownership(a)     Class     Beneficial Ownership     Class
                ---------                    -----------------------    -------    --------------------    -------
T. E. Adderley...........................           15,239,960(b)         46.9          3,214,566(c)        92.0
M. A. Fay, O.P. .........................               12,763            *                     0            *
C. V. Fricke.............................               16,768            *                   781            *
V. G. Istock.............................               14,851            *                   875            *
B. J. White..............................               13,476            *                     0            *
All Directors and Executive Officers as a
  group..................................           15,720,179            48.4          3,216,422           92.1

 *  Less than 1%

(a) Includes shares which the individuals have a right to acquire through the exercise of stock options within 60 days. Such exercisable options include:
    301,900 for T. E. Adderley; 11,000 for M. A. Fay; 11,000 for C. V. Fricke; 11,000 for V. G. Istock; 11,000 for B. J. White; 85,000 for C. T. Camden; 12,500 for M. L. Durik; 46,000 for W. K. Gerber; 17,300 for G. M. Reardon; 44,700 for A. G. Grimsley; and 95,500 for T. A. White.

(b) Includes 947,172 shares directly held; 11,697,337 shares in the William R. Kelly Trust of which he is co-trustee and has sole investment power and has shared voting power with Bank One Corporation, the other co-trustee; 310,612 shares in an irrevocable trust, of which he is a beneficiary; 2,227,092 shares held in eleven separate trusts of which he is co-trustee with sole or shared investment power, in which he has no equity interest; 56,609 shares held by Mr. Adderley and his wife as custodian for certain of his minor children under the Michigan Uniform Gifts to Minors Act, in which he has no equity interest; 1,138 shares owned by Mr. Adderley's wife, in which he disclaims beneficial interest.

(c) See footnotes (c) and (d) to first table.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

                               BOARD OF DIRECTORS

     The business, property and affairs of the Company are managed by the Board of Directors, which establishes broad corporate policies and performance objectives but is not involved in the day-to-day operating details. Regular meetings of the Board of Directors are held in each quarter and special meetings are scheduled when required. The Board held four meetings during the last fiscal year.

     The Board of Directors has a standing Audit Committee, composed of M. A. Fay, C. V. Fricke, V. G. Istock and B. J. White, which held four meetings in 2000. The Audit Committee's purpose is to review the scope of the work and fees of the independent accountants and to review with the independent accountants their report or opinion on the Company's financial statements.

     The Compensation Committee, whose functions are described in the Compensation Committee Report on page 5 of this Proxy Statement, held five meetings in 2000 and is composed of M. A. Fay, C. V. Fricke, V. G. Istock and B.
J. White. During 2000 the Board of Directors did not have a nominating committee.

     All of the Directors of the Company attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees on which each served.

                           COMPENSATION OF DIRECTORS

     Directors of the Company who are not salaried officers are paid an annual fee of $37,500 (consisting of a $25,000 cash retainer fee and a stock award worth $12,500), a fee of $1,000 for each meeting of the Board of Directors attended and a fee of $800 for each meeting of a committee of the Board of Directors attended. The $12,500 stock award portion of the annual fee is made under the Non-Employee Director Stock Award Plan approved by the stockholders in 1995, from which each non-officer Director receives an annual grant of shares of the Company's Class A common stock equal in value to one-half of the Director's annual cash retainer fee.

     On May 10, 1999, the stockholders approved the adoption of the Kelly Services, Inc. 1999 Non-Employee Directors Stock Option Plan, under which the Board of Directors from time to time may make discretionary grants of options to purchase shares of Class A common stock to non-employee directors. In 2000, the Board granted to each non-employee director a vested option to purchase 3,000 shares of Class A common stock at the Fair Market Value of the stock on the day of the grants.

                         COMPENSATION COMMITTEE REPORT
                        COVERING EXECUTIVE COMPENSATION

     The Company's compensation program for executives is administered by the Compensation Committee of the Board of Directors, consisting of B. J. White, M.
A. Fay, C. V. Fricke, and V. G. Istock, each of whom is an independent director. The Committee has responsibility for review and final approval of all adjustments in salary and short-term incentive awards for executives of the Company, including, with respect to 2000, administering the Kelly Services, Inc. Short-Term Incentive Plan. The Committee also administers the Kelly Services, Inc. Performance Incentive Plan (the Company's long-term incentive plan) and makes recommendations with respect to granting awards under such Plan subject to review and approval by a majority of the full complement of those members of the Board of Directors who are "disinterested persons" as that term is used in Rule 16b-3 of the Securities and Exchange Commission.

COMPENSATION PRINCIPLES

     The philosophy underlying the Company's executive compensation program has the following goals: (a) to align key executive and management employees with the Company's strategic and financial objectives; (b) to attract and retain a management team of high quality; (c) to create incentives which motivate employees to achieve continual growth and increasing profitability of the Company; and (d) to promote appreciation of the common interests of stockholders, executives, and key management employees.

     Total compensation is directly related to the successful achievement of the Company's performance objectives. Short-term objectives are established on an annual basis, the achievement of which is rewarded annually. Long-term objectives are linked to a two-to-five-year performance period, the achievement of which will be rewarded accordingly. All compensation, other than stock options and restricted stock awards, whether in the form of salary, short-term incentive awards, grants of performance shares, or cash equivalents, are based on successful accomplishment of periodically established objectives reflecting the Company's business and financial goals. Performance objectives, which are identified as short or long-term, provide standards for the measurement of Company and unit performance. Some performance objectives are Company-wide; others will vary, depending on individual responsibilities, groups of employees, or particular projects and plans.

     The Company ordinarily seeks to provide performance-based compensation that allows for maximum deductibility under Section 162(m) of the Internal Revenue Code and related regulations. However, tax deductibility is only one of many factors that must be considered in any final decision regarding executive compensation. In order to best serve the Company and the interests of its stockholders, the Company may determine that payment of non-deductible compensation is necessary and appropriate to provide awards consistent with the overall philosophy and objectives of the compensation programs.

     The Company also seeks to encourage substantial stock ownership by the Company's senior executives so as to align their interests more closely with the stockholders' interests. In order to do so, the Committee has approved share ownership guidelines as objectives to be worked toward by these executives. The guideline for the Chief Executive Officer is ownership of shares having a value five times his base salary; for executive vice presidents, the guideline is four times base salary; and for senior vice presidents, the guideline is three times base salary.

     The following is a discussion of the major elements of the Company's executive compensation program along with a description of the decisions and actions taken by the Committee with regard to 2000 compensation of Mr. Adderley as the Company's Chief Executive Officer.

ANNUAL COMPENSATION

     Annual cash compensation for executive officers consists of base salaries and cash incentive bonuses.

     Base salaries for executive officers are targeted to be competitive with the marketplace, identified by national surveys of executive compensation in which the Company periodically participates and which are recognized as credible within the professional field of compensation management. Because the Company competes to recruit executive-level personnel from many industries and not just from the staffing industry, the companies included in the surveys referred to above are not the same as those included in the Peer Group Index used in this Proxy Statement for performance graph purposes. Base salaries are targeted to correspond generally with the median of the range of salaries in the surveys consulted.

     Competitive assessments include reviewing salary survey data of comparative companies, not necessarily in the staffing industry, and other relevant factors. Individual performance is also a factor in determining base salary. The Committee is responsible for reviewing and approving the annual salary increase budget for all officers.

     In April 2000, the Committee determined that, in order to place more emphasis on "at risk" incentive compensation, Company officers' base salaries would, in general (with certain exceptions), not be increased on the customary annual increase date, while these officers' target awards under the Short-Term Incentive Plan would be set at larger percentages of their base salaries. Accordingly, the Committee recommended that Mr. Adderley's salary for the year following April 2000 should remain at the rate set in April of 1999, which was $800,000 per year.

     One newly hired executive was paid a predetermined cash bonus for 2000 as a recruiting inducement, negotiated with him before he joined the Company. All other 2000 cash bonuses to executive officers (including Mr. Adderley) were cash incentive bonuses paid pursuant to the Company's Short-Term Incentive Plan.

     In accordance with that plan, in the first quarter of 2000 the Committee established target and threshold goals relating to corporate diluted earnings per share and a payout schedule for each executive showing a range of potential bonus amounts the executive could receive under the plan, which depended on the extent to which the Company's actual 2000 diluted earnings per share met or exceeded the threshold. Mr. Adderley's entire potential bonus was tied to this objectively determinable standard and a fixed percentage of the potential bonus under the plan for each of the other executive officers also was tied to this standard. The rest of the potential bonuses for the other executive officers were tied to other performance goals, which also were established by the Committee in the first quarter of the year and were set in light of the particular functions and responsibilities of the individual executives.

     The Company's actual earnings per share for the year 2000 exceeded the payout threshold the Committee had established for the year but did not reach the target set by the Committee for purposes of the Plan. Payment was made based on the pre-established schedule for the level of earnings actually achieved. After the end of the year the Committee approved a $440,000 cash bonus for Mr. Adderley, based on the schedule.

LONG-TERM COMPENSATION

     The long-term incentive compensation for executive officers can consist of cash and stock-based awards made under the Company's Performance Incentive Plan. Non-Qualified Stock Options, Incentive Stock Options, and, in the case of certain executives, Restricted Stock Awards and Performance Share Awards, are currently the only type of awards outstanding under the Performance Incentive Plan.

     During 2000, there was a review of compensation components for chief executive officers in companies of similar size. As a result of that review, the Committee during 2000 recommended that Mr. Adderley be awarded a Non-Qualified Stock Option to purchase 90,000 shares of Class A common stock to bring his total compensation package more in line with competitive practice.

     The decision to grant stock options is considered periodically by the Committee during each year. Grants may be given to new hires, employees promoted to new positions, and other key managers and executives as deemed appropriate by the Committee. Grant size is determined based on a guideline of option shares for each management level that is generally competitive with the median level of grants awarded by companies of similar size.

     In 2000, Mr. Adderley and the other most senior officers of the Company were granted Restricted Shares of the Company's Class A common stock under the Company's Performance Incentive Plan. These Restricted Shares vest over a three year period. Mr. Adderley received a Restricted Share Award totaling 18,000 shares.

     2000 was also the final year of the 1998-2000 Performance Share Award cycle. Payments with respect to that cycle were made according to the predetermined criteria and authority established by the Committee and the Plan; Mr. Adderley's payout was 8,880 shares. No new Performance Share Awards were made in 2000.

CONCLUSION

     The Committee believes that the Company's executive compensation program, providing as it does for competitive base salaries along with short and long-term incentive compensation opportunities, is an important factor in motivating senior officers as well as maintaining an appropriate focus on increasing stockholder value.
                                          B. J. WHITE, Chair
                                          M. A. FAY, O.P.
                                          C. V. FRICKE
                                          V. G. ISTOCK

                         REPORT OF THE AUDIT COMMITTEE

ORGANIZATION

     The Audit Committee of the Board of Directors is composed of four independent directors, as defined by Nasdaq rules, and operates under a written charter adopted by the Board of Directors on May 15, 2000, a copy of which is attached hereto as Exhibit A. The current members of the Audit Committee are C.
V. Fricke (Chairman), B. J. White, M. A. Fay, and V. G. Istock.

PRIMARY FUNCTION

     The primary function of the Audit Committee is to oversee the audit process and provide assistance to the Board of Directors in fulfilling its responsibilities relating to the corporate accounting and reporting practices. In addition, the Audit Committee shall review other financial matters as delegated by the Board of Directors. A more detailed description of the Audit Committee's responsibilities are included in its Charter attached hereto as Exhibit A.

REVIEW AND INDEPENDENT ACCOUNTANTS

     The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed such statements with the Company's management and with PricewaterhouseCoopers LLP, the Company's independent accountants for fiscal year 2000. The Audit Committee has discussed with its independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61, "Communication with Audit Committees."

     The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed the same with PricewaterhouseCoopers LLP, including their independence.

RECOMMENDATION

     Based upon the forgoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and be filed with the U.S. Securities and Exchange Commission.

     This report is submitted by the Audit Committee of the Board of Directors.

                                          C. V. FRICKE, Chair
                                          B. J. WHITE
                                          M. A. FAY
                                          V. G. ISTOCK

                             AUDIT AND RELATED FEES

AUDIT FEES

     The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP to the Company for professional services for the audit of the Company's annual consolidated financial statements for the 2000 fiscal year and the review of the consolidated financial statements included in the Company's Forms 10-Q for the 2000 fiscal year were $576,600.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by PricewaterhouseCoopers LLP to the Company for financial information systems design and implementation fees for the 2000 fiscal year.

ALL OTHER FEES

     The aggregate fees billed to the Company for all other services rendered by PricewaterhouseCoopers LLP for the 2000 fiscal year were $552,100. These fees include fees for audits of employee benefit plans and tax related services.

     The Audit Committee has determined that the provision of all of the above services by PricewaterhouseCoopers LLP is compatible with maintaining the accounting firm's independence.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid or accrued for services rendered to the Company and its subsidiaries for the last three fiscal years by the Chief Executive Officer and the four highest-paid executive officers of the Company:

                                                                        Long-Term Compensation
                                                              ------------------------------------------
                                       Annual Compensation             Awards                Payouts
                                       --------------------   -------------------------   --------------
                                                                               Number
                                                                                 of
                                                               Restricted      Shares       Long-Term
           Name and                                              Share       Underlying   Incentive Plan      All Other
      Principal Position        Year    Salary      Bonus     Award(s)(1)     Options       Payouts(2)     Compensation(3)
      ------------------        ----    ------      -----     ------------   ----------   --------------   ---------------
T. E. Adderley................  2000   $800,000    $440,000     $432,000       90,000        $209,834          $85,800
  Chairman, President and       1999    790,000     630,000      394,800       72,000         301,560           76,634
  Chief Executive Officer       1998    750,000     414,000                    72,000         266,700           71,580

C. T. Camden..................  2000   $600,000    $233,000     $240,000       40,000        $ 87,431          $49,500
  Executive Vice President,     1999    575,000     300,000      210,560       30,000         125,650           45,132
  Field Operations,             1998    462,500     220,000                    30,000          44,450           36,750
  Sales and Marketing

T. A. White...................  2000   $600,000    $233,000     $240,000       40,000        $ 87,431          $54,000
  Executive Vice President,     1999    575,000     300,000      210,560       30,000         125,650           48,432
  Chief Administration and      1998    462,500     220,000                    30,000          44,450           36,750
  Technology Officer

W. K. Gerber..................  2000   $550,000    $196,000     $192,000       30,000                          $48,000
  Executive Vice President      1999    535,000     250,000      157,920       25,000                           45,853
  and Chief Financial           1998    348,968     220,000      181,100       65,000                           74,045
  Officer

M. L. Durik...................  2000   $440,000    $142,000     $144,000       30,000                          $10,800
  Senior Vice President,        1999    200,532     100,000      108,800       20,000                            8,794
  Human Resources(4)

(1) Restricted Shares of the Company's Class A common stock were awarded in March 2000, March 1999 and May 1998. The shares awarded in 1999 and in 2000 vest in three equal annual installments beginning one year after the date of grant, except for one award granted to M.L. Durik in August of 1999 which vests in four equal annual installments. The shares awarded in 1998 vest in five equal annual installments beginning one year after the date of grant. The above amounts represent the fair market value of the entire award for each executive officer at the grant date. The number of shares awarded in 2000 were: T. E. Adderley, 18,000; C. T. Camden, 10,000; T. A. White 10,000;
    W. K. Gerber 8,000; and M. L. Durik 6,000. The number of shares awarded in 1999 were: T. E. Adderley, 15,000; C. T. Camden, 8,000; T. A. White, 8,000;
    W. K. Gerber, 6,000; and M. L. Durik, 4,000. The number of shares awarded in 1998 were: W. K. Gerber, 5,000. Dividends are payable on Restricted Shares.

    At December 31, 2000, the aggregate number of Restricted Shares of the Company's Class A common stock held by the executive officers named in the Summary Compensation Table and the value of these shares, based upon the $23.63 per share closing price of the Company's Class A common stock on that date, were as follows:

                          Name                              No. of Shares     Value
                          ----                              -------------     -----
T. E. Adderley..........................................       28,000        $661,640
C. T. Camden............................................       17,332         409,555
T. A. White.............................................       17,332         409,555
W. K. Gerber............................................       15,000         354,450
M. L. Durik.............................................        9,000         212,670

(2) Value of shares received in each year for the three year performance period ending December 31 of the year preceding the year in which the shares were received.

(3) Represents Company contributions to non-qualified defined contribution/deferred compensation plan for officers and certain other management employees known as the Management Retirement Plan. The amount reported for Mr. Gerber for 1998 includes a contribution of $50,000 made as a recruiting inducement.

(4) Mr. Durik has been an employee of the Company since July 1999.

OPTION GRANTS IN 2000

     The following table shows all grants of stock options to the officers named in the Summary Compensation Table above in 2000. The exercise price of all such options was the fair market value on the date of grant. Twenty five (25%) percent are exercisable one year after the grant date with an additional twenty five (25%) percent exercisable on each of the next three anniversary dates. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the officer.

                                      Individual Grants
---------------------------------------------------------------------------------------------
                         Number of                  % of Total
                           Shares                    Options
                         Underlying                 Granted to
                          Options      Option       Employees       Exercise or    Expiration
        Name              Granted      Type(1)    in Fiscal Year    Base Price        Date
        ----             ----------    -------    --------------    -----------    ----------
T. E. Adderley.......      90,000         NQ          12.53           $24.00        03/14/10

C. T. Camden.........      36,000         NQ                          $24.00        03/14/10
                            4,000        ISO                          $24.00        03/14/10
                           ------
                           40,000                      5.57

T. A. White..........      36,000         NQ                          $24.00        03/14/10
                            4,000        ISO                          $24.00        03/14/10
                           ------
                           40,000                      5.57

W. K. Gerber.........      26,000         NQ                          $24.00        03/14/10
                            4,000        ISO                          $24.00        03/14/10
                           ------
                           30,000                      4.18

M. L. Durik..........      26,000         NQ                          $24.00        03/14/10
                            4,000        ISO                          $24.00        03/14/10
                           ------
                           30,000                      4.18


---------------------        Potential Realizable Value at
                             Assumed Annual Rates of Stock
                         Price Appreciation for Option Term(2)
                       -----------------------------------------

        Name           0%              5%                10%
        ----           ---         ----------         ----------
T. E. Adderley.......  $0          $1,358,412         $3,442,484

C. T. Camden.........  $0          $  543,365         $1,376,993
                        0              60,374            152,999
                       --          ----------         ----------
                       $0          $  603,739         $1,529,992

T. A. White..........  $0          $  543,365         $1,376,993
                        0              60,374            152,999
                       --          ----------         ----------
                       $0          $  603,739         $1,529,992

W. K. Gerber.........  $0          $  392,430         $  994,495
                        0              60,374            152,999
                       --          ----------         ----------
                       $0          $  452,804         $1,147,494

M. L. Durik..........  $0          $  392,430         $  994,495
                        0              60,374            152,999
                       --          ----------         ----------
                       $0          $  452,804         $1,147,494

(1) Option type is either Incentive Stock Option (ISO) or Non-Qualified Stock Option (NQ).

(2) The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation of the stock price of the Company. As shown in the 0% column above, no gain to the named officers or all employees is possible without appreciation in the price of the Company's common stock, which will benefit all stockholders. For example, in order for any of the named officers to realize the potential values set forth in the 5% and 10% columns in the table above with respect to the exercise price of $24.00 (the fair market value on the date of the grant), the price per share of the Company's Class A common stock would be approximately $39.09 and $62.25, respectively, as of the expiration date of their options.

OPTION EXERCISES DURING 2000 AND YEAR-END OPTION VALUES

     The following table shows stock option exercises during 2000 by each of the officers named in the Summary Compensation Table and the value of unexercised options at December 31, 2000:

                                                                      Number of
                                                                  Shares Underlying              Value of Unexercised
                                                                 Unexercised Options                 In-the-Money
                                 Number of                           at Year End                 Options at Year End
                              Shares Acquired     Value      ----------------------------    ----------------------------
           Name                 on Exercise      Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
           ----               ---------------    --------    -----------    -------------    -----------    -------------
T. E. Adderley............           0              $0         219,275         227,725           $0              $0
C. T. Camden..............           0              $0          53,100          94,900           $0              $0
T. A. White...............           0              $0          63,600          94,900           $0              $0
W. K. Gerber..............           0              $0          32,250          87,750           $0              $0
M. L. Durik...............           0              $0           5,000          45,000           $0              $0

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR TABLE

     There were no performance share awards made by the Company in 2000 under the Company's Performance Incentive Plan.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return of the Company's Class A common stock, with that of a Peer Group Index and the S&P MidCap 400 Index for the five years ended December 31, 2000. The graph assumes an investment of $100 on December 31, 1995 and that all dividends were reinvested. The Peer Group Index consists of other publicly traded staffing services companies including: CDI Corp., Manpower Inc., and Spherion Corporation (formerly named Interim Services, Inc.). The Peer Group reflects the elimination of Olsten Corporation because Olsten was acquired by Adecco SA during 2000 and is no longer publicly traded.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        KELLY SERVICES, INC., PEER GROUP INDEX AND S&P MIDCAP 400 INDEX

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------------------------------
                                                             1995    1996    1997    1998    1999    2000
-------------------------------------------------------------------------------------------------------------
 KELLY SERVICES, INC.                                         100     100     115     125     102     100
-------------------------------------------------------------------------------------------------------------
 PEER GROUP INDEX                                             100     119     146     103     137     110
-------------------------------------------------------------------------------------------------------------
 S&P MIDCAP 400 INDEX                                         100     119     158     188     215     253
-------------------------------------------------------------------------------------------------------------

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

                              ELECTION OF DIRECTOR
                                   PROPOSAL 1

     The Board of Directors is divided into three classes with each class elected for a three-year term. Under the Certificate of Incorporation, the Board of Directors shall consist of no fewer than five (5) and no more than nine (9) members, the exact number of Directors to be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of Directors constituting the whole Board at five (5).

     The Board of Directors recommends that the nominee named below be elected to serve as Director. The nominee will serve for a three (3) year term ending at the Annual Meeting of Stockholders held after the close of the fiscal year ended December 28, 2003.

     The shares represented by the enclosed form of proxy, when properly executed by a stockholder of record, will be voted at the Annual Meeting, or any adjournment thereof, as designated thereon if unrevoked at the time of the Meeting. If a nominee is unavailable for election for any reason on the date of the election of the Director (which event is not anticipated), the persons named in the enclosed form of proxy may vote for the election of a person designated by a majority of the proxy attorneys present at the Meeting. The Director will be elected by a majority of the votes cast by holders of Class B common stock who are present in person, or represented by proxy, and entitled to vote at the Meeting.

     The name and age (as of March 1, 2001) of the nominee and of each person whose term of office as a Director will continue after the Meeting, their present occupations or employment during the past five years and other data regarding them, based upon information received from the respective individuals, are hereinafter set forth:

                                Year of
                             Expiration of                                                            Year First
                               Elective                             Principal                         Elected as
        Name and Age             Term                              Occupation                          Director
        ------------         -------------                         ----------                         ----------
NOMINEES FOR ELECTION AS DIRECTOR TO BE ELECTED FOR A THREE-YEAR TERM
T. E. Adderley(a)...........     2001        Chairman (1998), President and Chief Executive Officer      1962
  Age 67                                     of the Company; Director of DTE Energy Company and
                                               Director of Detroit Edison Company. Formerly:
                                               Director of First Chicago NBD Corporation.
                                         DIRECTORS CONTINUING IN OFFICE
M. A. Fay, O.P. ............     2003        President of the University of Detroit Mercy; Director      1997
  Age 66                                     of Bank One Corporation. Formerly: Director of First
                                               Chicago NBD Corporation.
C. V. Fricke................     2003        Professor Emeritus, University of Michigan-Dearborn.        1978
  Age 72
V. G. Istock................     2003        Retired Chairman/President of Bank One Corporation;         1991
  Age 60                                       Director of Masco Corporation. Formerly: Chairman,
                                               President and Chief Executive Officer of First
                                               Chicago NBD Corporation; Chairman and Chief Executive
                                               Officer of First National Bank of Chicago; Chairman
                                               and Chief Executive Officer of NBD Bank, Michigan;
                                               Director of Bank One Corporation and First Chicago
                                               NBD Corporation; Director of Federal Reserve Bank of
                                               Chicago.

                                Year of
                             Expiration of                                                            Year First
                               Elective                             Principal                         Elected as
        Name and Age             Term                              Occupation                          Director
        ------------         -------------                         ----------                         ----------
B. J. White.................     2002        Dean, Wilbur K. Pierpont Collegiate Professor and           1995
  Age 53                                     Professor of Business Administration of the University
                                               of Michigan Business School; Trustee of Equity
                                               Residential Properties Trust, Inc. and the mutual
                                               funds of Fred Alger Management Company; Director of
                                               Gordon Food Service, Inc. and of Kaydon Corporation.
                                               Formerly: Director of Union Pump Company, Inc. and of
                                               Three-D Departments, Inc.

(a) Mr. Adderley is a director and executive officer of virtually all subsidiaries of the Company.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
                                   PROPOSAL 2

     The Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP as independent accountants of the Company for the current fiscal year ending December 30, 2001, subject to ratification by the stockholders. This firm has served as independent accountants for the Company for many years and is considered to be well qualified by the Board of Directors. As in prior years, a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. Fees paid to PricewaterhouseCoopers LLP for fiscal year 2000 are set forth on page 9 of the Proxy Statement under the heading Audit and Related Fees.

     It is recommended by the Board of Directors that the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2001 be approved. If stockholders fail to approve this proposal, the Board will reconsider the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2001.

     The proposal to ratify the appointment of PricewaterhouseCoopers LLP will be carried if it receives the affirmative vote of the holders of a majority of the Company's Class B common stock present in person or by proxy and entitled to vote at the Annual Meeting.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084, no later than December 12, 2001.

                                 OTHER MATTERS

     At the date of this Proxy Statement the Company knows of no matters, other than the matters described herein, that will be presented for consideration at the Meeting. If any other matters do properly come before the Meeting, all proxies signed and returned by holders of the Class B common stock, if not limited to the contrary, will be voted thereon in accordance with the best judgment of the persons voting the proxies.

     A copy of the Company's printed Annual Report as of December 31, 2000, the close of the Company's latest fiscal year, has been mailed to each stockholder of record. The expense of preparing, printing, assembling and mailing the accompanying form of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition, the Company may reimburse brokers or nominees for their expenses in transmitting proxies and proxy material to principals.

     It is important that the proxies be returned promptly. Therefore, stockholders are urged to execute and return the enclosed form of proxy in the enclosed postage prepaid envelope.

                                          By Order of the Board of Directors

                                          GEORGE M. REARDON
                                            Secretary

                                                                       EXHIBIT A

                              KELLY SERVICES, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

ORGANIZATION

     The Audit Committee shall be comprised of at least three outside Directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member.

     Audit Committee members shall be financially literate, as interpreted by the Board of Directors in its business judgement. At least one member of the Audit Committee must have accounting or related financial management expertise.

STATEMENT OF POLICY

     The primary function of the Audit Committee is to oversee the audit process and provide assistance to the Board of Directors in fulfilling its responsibilities relating to the corporate accounting and reporting practices. In addition, the Audit Committee is to review other financial matters as delegated by the Board of Directors.

RESPONSIBILITIES

     1. Review the audit scope, services, fees and term of appointment of the independent public accountant for auditing of the financial records of the Company and its subsidiaries, and make recommendations to the Board regarding such matters.

     2. Consider in consultation with the independent accountants and the Vice President of Internal Audit, the audit scope and plan of external and internal audits, the involvement of the internal auditors in the audit examination, and the independent auditor's responsibility under generally accepted auditing standards.

     3. Receive periodic reports from the independent accountants and the Internal Audit Department on their activities and assessment of the Company's compliance with, and the adequacy of, existing internal controls.

     4. Obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the company that may bear on the independence of such accountants and obtain a written statement from the independent accountants confirming their independence at least annually.

     5. Review with management and the independent accountant:

          a. The Company's annual financial statements including the annual report on Form 10-K filed with the Securities and Exchange Commission.

          b. The independent accountant's audit of the financial statements and their associated report, including any opinions rendered in connection with the financial statements. This includes any related management letter, and management's response to the recommendations.

          c. Any significant changes required in the independent accountant's audit plan.

          d. Any serious difficulties encountered in the conduct of the audit or disputes with management during the audit.

     6. Review with management and the Vice President of Internal Audit:

          a. Significant findings during the year and management's responses.

          b. The Internal Audit Department's audit plan and staffing.

          c. The results of their review with respect to officers' expense reports.

     7. Meet with the Vice President of Internal Audit and the independent accountant in separate executive sessions to discuss any sensitive issues.

     8. Include in the Company's proxy statement a report on the Company's financial statements, as required by the SEC, that based on the review and discussion of the audited financial statements with management and the independent auditors, the audit committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the Commission. In addition, the report must state whether:

        - The Audit Committee discussed with the independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        - The Audit Committee has received from the auditors certain disclosures regarding the auditor's independence required by Independence Standards Board Standard No. 1.

        - The Board of Directors has adopted a written charter for the audit committee (a copy of the charter must be included as an appendix to the Company's proxy statement at least once every three years).

        - The audit committee members are "independent" as defined by the NASD standards.

     9. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

     10. The audit committee will review the written audit committee charter annually.

KELCB-PS-01

                              KELLY SERVICES, INC.

                            999 WEST BIG BEAVER ROAD
                              TROY, MICHIGAN 48084

                      SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 2001

The undersigned hereby appoints as Proxies Carl T. Camden, William K. Gerber and George M. Reardon, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Class B Common Stock of Kelly Services, Inc. (the "Company") held of record by the undersigned on March 26, 2001 at the Annual Meeting of Stockholders to be held on May 14, 2001 and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

--------------------------------------------------------------------------------
   PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.
       NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign this Proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

--------------------------------------       -----------------------------------

--------------------------------------       -----------------------------------

--------------------------------------       -----------------------------------

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

-----------------------------------------------------------
                  KELLY SERVICES, INC.                           1. Election of Director.               FOR     WITH-
-----------------------------------------------------------                     (01) T.E. ADDERLEY              HOLD
                  CLASS B COMMON STOCK                                                                  [ ]     [ ]

Mark box at right if an address change or comment has been   [ ]
noted on the reverse side of this card.

CONTROL NUMBER:                                                                                         FOR   AGAINST   ABSTAIN
RECORD DATE SHARES:                                              2. Ratify the appointment of
                                                                    PricewaterhouseCoopers LLP          [ ]     [ ]       [ ]
                                                                    as independent accountants.

                                                                 3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.






                                                 ---------
   Please be sure to sign and date this Proxy.   Date           Mark box at right if you wish only one Annual Report to be   [ ]
----------------------------------------------------------      mailed to your household.




-- Stockholder sign ---------------- Co-owner sign here -- here

DETACH CARD                                                                                                              DETACH CARD